                                                                  EXHIBIT (A)(1)


                          Offer to Purchase for Cash

                Any and All Outstanding Shares of Common Stock

                                      of

                          Johns Manville Corporation

                                      at

                             $13.00 Net Per Share

                                      by

                           J Acquisition Corporation
                         a Wholly Owned Subsidiary of
                            Berkshire Hathaway Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, JANUARY 29, 2001, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 19, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG BERKSHIRE HATHAWAY INC., J ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF BERKSHIRE HATHAWAY INC., AND JOHNS MANVILLE CORPORATION (THE "COMPANY").

  THE BOARD OF DIRECTORS OF THE COMPANY (1) HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER DESCRIBED HEREIN, ARE ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND (3) HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY (THE "SHARES") PURSUANT TO THE OFFER.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, INCLUDING THE RECEIPT OF THE ORDER OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK APPROVING, AMONG OTHER THINGS, THE TENDER BY THE MANVILLE PERSONAL INJURY SETTLEMENT TRUST (THE "MANVILLE TRUST") OF ALL SHARES HELD BY IT, AND THE REQUIREMENT THAT THE AMENDED AND RESTATED TAX MATTERS AND AMENDED TRUST RELATIONSHIP AGREEMENT, DATED AS OF DECEMBER 19, 2000, BY AND BETWEEN THE COMPANY AND THE MANVILLE TRUST BE IN FULL FORCE AND EFFECT AND THAT ALL CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS DESCRIBED THEREIN, OTHER THAN CONSUMMATION OF THIS OFFER, BE SATISFIED OR WAIVED. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

  THE MANVILLE TRUST, WHICH CURRENTLY HOLDS APPROXIMATELY 74.4% OF THE TOTAL OUTSTANDING SHARES, HAS AGREED TO TENDER ALL OF ITS SHARES FOLLOWING RECEIPT OF THE ORDER OF THE BANKRUPTCY COURT REFERENCED ABOVE.

  ALL STOCKHOLDERS OF RECORD ON DECEMBER 26, 2000 WHO ARE ENTITLED TO RECEIVE THE REGULAR FOURTH QUARTER CASH DIVIDEND OF $0.06 PER SHARE, DECLARED BY THE COMPANY ON DECEMBER 8, 2000 AND PAYABLE ON JANUARY 12, 2001, WILL RECEIVE SUCH DIVIDEND REGARDLESS OF WHETHER THEY TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of his or her Shares must either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares, and any other required documents, to the Depositary (or follow the procedure for book-entry delivery of Shares set forth in Section 3 of this Offer to Purchase), or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

  A stockholder who desires to tender his or her Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry delivery on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.


December 29, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   4

 INTRODUCTION............................................................   9

 THE TENDER OFFER........................................................  12

 1.  Terms of the Offer.................................................   12

 2.  Acceptance for Payment and Payment for Shares......................   13

 3.  Procedure for Tendering Shares.....................................   14

 4.  Withdrawal Rights..................................................   17

 5.  Certain Federal Income Tax Consequences of the Offer and the
     Merger.............................................................   17

 6.  Price Range of Shares; Dividends...................................   18

 7.  Effect of the Offer on Market for the Shares; Stock Exchange
     Listing; and Exchange Act Registration.............................   19

 8.  Certain Information Concerning the Company.........................   20

 9.  Certain Information Concerning Purchaser and Parent................   20

 10. Source and Amount of Funds.........................................   21

 11. Background of the Offer; Contacts with the Company; the Merger
     Agreement; the Stockholder Agreement; the Tax Matters Agreement;
     and Certain Other Relevant Agreements..............................   21

 12. Purpose of the Offer and the Merger; Plans for the Company After
     the Offer and the Merger; Stockholder Approval and Appraisal
     Rights.............................................................   34

 13. Dividends and Distributions........................................   35

 14. Conditions of the Offer............................................   35

 15. Certain Legal Matters and Regulatory Approvals.....................   37

 16. Fees and Expenses..................................................   39

 17. Miscellaneous......................................................   39

                              SUMMARY TERM SHEET

  J Acquisition Corporation is offering to purchase any and all of the outstanding common stock of Johns Manville Corporation for $13.00 per share in cash. The following are some of the questions that you, as a stockholder of Johns Manville Corporation, might have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

  Our name is J Acquisition Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Johns Manville Corporation. We have carried on no activities other than in connection with the merger agreement among Johns Manville, us, and Berkshire Hathaway Inc. We are a wholly owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation. Berkshire Hathaway Inc. is a holding company engaged through subsidiaries in a number of diverse businesses, the most important of which is property and casualty insurance and reinsurance offered on both a direct and reinsurance basis through insurance subsidiaries. See the "Introduction" to this Offer to Purchase and Section 9 "Certain Information Concerning Purchaser and Parent."

What are the classes and amounts of securities sought in the offer?

  We are seeking to purchase any and all of the outstanding shares of common stock of Johns Manville Corporation. See the "Introduction" to this Offer to Purchase and Section 1 "Terms of the Offer." This is the only class of outstanding capital stock of Johns Manville.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

  We are offering to pay $13.00 per share, net to you in cash, subject to federal income tax or other applicable withholding requirements. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase and
Section 3 "Procedure for Tendering Shares."

Do you have the financial resources to make payment?

  Yes. Berkshire Hathaway Inc., our parent company, has ample cash and cash-equivalent resources to complete the offer and the merger. Berkshire will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and will provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned on obtaining any financing. See Section 10 "Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

  We do not think our financial condition is relevant to your decision whether to tender in the offer, because the form of payment consists solely of cash, which we have available, because the offer is not subject to any financing condition, and because the offer is for any and all outstanding shares. See
Section 10 "Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

  You will have until 12:00 midnight, New York City time, on Monday, January 29, 2001, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 "Terms of the Offer" and Section 3 "Procedures for Tendering Shares."

Can the offer be extended and under what circumstances?

  We can extend the offer in accordance with the terms of the merger agreement, and in some circumstances we must extend the offer. We have agreed in the merger agreement that:

  . If on the scheduled expiration date of the offer (initially, the 20th business day from the commencement of the offer, which is Monday, January 29, 2001), any condition to the offer has not been satisfied or waived, we will extend the offer's duration by increments of not more than 5 business days (unless the Company consents to a longer period of time) to allow for unsatisfied or unwaived conditions to be satisfied or waived. If, upon the expiration date of the offer (as extended), any condition to the offer has still not been met, we will continue to extend the offer in increments of no more than 5 business days (unless the Company consents to a longer period of time) unless all conditions cannot be met by March 15, 2001.

  . We will also extend the offer for any period required by any applicable law, or by any rule, regulation, interpretation or position of the Securities and Exchange Commission, for up to an additional 5 business days (unless the Company consents to a longer period or a longer period is required by law).

  . We may also extend the offer for up to 5 business days if, on Monday, January 29, 2001, more than 85% but less than 90% of the Company's common stock has been tendered. In order to extend the offer in this way, we must waive any remaining conditions to the offer, except for conditions requiring (1) the approval by the United States Bankruptcy Court for the Southern District of New York of certain matters relating to the Manville Trust's sale of its shares, and (2) the continued existence of, and satisfaction of certain conditions in, the Amended and Restated Tax Matters and Amended Trust Relationship Agreement by and between the Company and the Manville Trust, which are conditions to the offer that we may waive only with the consent of the Company and both of which are discussed below in Section 14 "Conditions to the Offer").

  For more details on our ability to extend the offer, see Section 1 "Terms of the Offer."

How will I be notified if the offer is extended?

  If we extend the offer, we will inform EquiServe Trust Company, N.A. (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire.

Will there be a subsequent offering period?

  No. We have agreed with Johns Manville Corporation in the merger agreement to not conduct a subsequent offering period. Therefore, if you do not tender your shares before the tender offer closes, we will not be able to purchase your shares pursuant to the offer. See Section 1 "Terms of the Offer."

What are the most significant conditions to the offer?

  We are not obligated to purchase any shares that are validly tendered:

  . if the United States Bankruptcy Court for the Southern District of New York has not approved the Manville Trust's tender of the shares of the Company's common stock held by it, along with related matters; or

  . if the Amended and Restated Tax Matters and Amended Trust Relationship Agreement between the Company and the Manville Trust is not in full force and effect or if any of the conditions to the consummation of the transactions described in that agreement--except for the consummation of the Offer--have not been satisfied or waived; or

  . if the purchase of the shares or the subsequent merger between us and Johns Manville is illegal or prohibited by law or there are material limitations on our ability to exercise ownership of the shares; or

  . if, among other things, the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have not expired or been terminated.

  The offer is also subject to other conditions. We can waive any and all of the conditions to the offer in our sole discretion, other than the bankruptcy court approval and the tax matters agreement conditions, which are both conditions that we may waive only with the consent of the Company. See Section 1 "Terms of the Offer" and Section 14 "Conditions to the Offer."

How do I tender my shares?

  To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to EquiServe Trust Company, N.A., the depositary for the offer, not later than the time the offer expires. If your shares are held in street name (i.e., through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For your tender to be valid, however, they must receive the missing items within that three trading day period. See Section 3 "Procedures for Tendering Shares."

Until what time may I withdraw previously tendered shares?

  You may withdraw shares at any time until the offer has expired, and if we have not accepted your shares for payment by Monday, February 26, 2001, you may withdraw them at any time after that date until we accept your shares for payment. See Section 1 "Terms of the Offer" and Section 4 "Withdrawal Rights."

How do I withdraw previously tendered shares?

  To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 "Withdrawal Rights."

What does the board of directors of Johns Manville Corporation think of the offer?

  We are making the offer pursuant to the merger agreement, which has been approved by the Johns Manville board of directors. The Johns Manville board
(1) has determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of the stockholders of Johns Manville, (2) has approved the merger agreement and the transactions contemplated thereby, and (3) has recommended that the stockholders of Johns Manville tender their shares pursuant to the offer. See the "Introduction" to this Offer to Purchase.

Have any stockholders agreed to tender their shares?

  Yes. The Manville Personal Injury Settlement Trust, which holds approximately 74.4% of the currently outstanding shares of Johns Manville common stock, has agreed, pursuant to a Stockholder Agreement, to tender its shares to us in the offer and to vote in favor of the merger and against any competing acquisition proposal, subject to the approval of the United States Bankruptcy Court for the Southern District of New York. Berkshire Hathaway Inc., our parent, also beneficially owns approximately 3.48% of the currently outstanding shares of Johns Manville common stock, which will, for purposes of the tender offer, be counted as tendered shares. See the "Introduction" to this Offer to Purchase.

If fewer than all of the shares are tendered and accepted for payment, will Johns Manville Corporation continue as a public company?

  No. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Johns Manville will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Johns Manville common stock could become ineligible for continued listing on the New York Stock Exchange. In addition, you should be aware that there may not be an active public trading market (or, possibly, that there may not be any public trading market of any kind) for shares of Johns Manville common stock, and Johns Manville may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7 "Effect of the Offer on Market for the Shares; Stock Exchange Listing; and Exchange Act Registration."

Will the tender offer be followed by a merger if all shares of Johns Manville Corporation are not tendered in the offer?

  If we accept for payment and pay for any of the shares of Johns Manville, we intend to be merged with and into Johns Manville. If the merger takes place, Berkshire Hathaway Inc. will own all of the shares of Johns Manville, and all other persons who were stockholders of Johns Manville immediately prior to the merger (except for dissenting stockholders who have properly exercised their appraisal rights) will receive $13.00 per share in cash (or any other price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

  If the Manville Trust tenders its shares of common stock in the offer, then we will be able to approve the merger without the vote of any other stockholder. If the Manville Trust does not tender the shares held by it (unless it is unable to tender its shares because it has not received the approval of the bankruptcy court discussed above), the Manville Trust will be obligated to sell to us the shares held by it, and after this purchase, we will be able to approve the merger without the vote of any other stockholder.

If I decide not to tender, how will the offer affect my shares?

  If the merger described above takes place, stockholders not tendering in the offer (except for dissenting stockholders who have properly exercised their appraisal rights) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Johns Manville that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be a public trading market of any kind) for Johns Manville common stock. Also, as described above, Johns Manville may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and
Section 7 "Effect of the Offer on the Market for the Shares; Stock Exchange Listing; and Exchange Act Registration."

  Dissenters' rights are available only in connection with the merger and not in connection with the offer. There are no appraisal or dissenters' rights in connection with the offer. See Section 12, "Purpose of the Offer and the Merger; Plans for the Company after the Offer and the Merger; Stockholder Approval and Appraisal Rights."

What is the market value of my shares as of a recent date?

  On December 19, 2000, the last trading day before we announced the signing of the merger agreement, the last reported sale price of Johns Manville common stock on the New York Stock Exchange was $10 3/4 per share. On December 20, 2000, the day we announced the execution of the merger agreement contemplating the offer, the last reported sale price of Johns Manville common stock on the New York Stock Exchange was $12 13/16 per share. On December 28, 2000, the last trading day before commencement of the offer, the last reported sale price of Johns Manville common stock on the New York Stock Exchange was $12 15/16 per share. We encourage you to obtain a recent quotation for shares of Johns Manville Corporation common stock in deciding whether to tender your shares. See Section 6 "Price Range of Shares; Dividends."

What are the principal United States federal income tax consequences of tendering shares?

  The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. See Section 5 "Certain Federal Income Tax Consequences of the Offer and the Merger."

  If you hold your shares as capital assets, your gain or loss will be a long-term capital gain or loss if your holding period for your shares is more than one year when you dispose of your shares. Capital gains recognized by an individual upon a disposition of shares that have been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of shares that have been held for one year or less, will be subject to tax at ordinary income tax rates. If you are subject to the "alternative minimum tax," long-term capital gain can be subjected to a 28% maximum United States federal income tax rate. Certain limitations apply to your use of your capital losses. See Section 5 "Certain Federal Income Tax Consequences of the Offer and the Merger."

To whom may I speak if I have questions about the tender offer?

  You may call the information agent for the offer, Georgeson Shareholder Communications Inc., at (800) 223-2064 (toll free). See the back cover of this Offer to Purchase.

TO THE HOLDERS OF COMMON STOCK OF
JOHNS MANVILLE CORPORATION:

                                 INTRODUCTION

  J Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Berkshire Hathaway Inc. ("Parent"), a Delaware corporation, hereby offers to purchase any and all of the outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Johns Manville Corporation (the "Company"), a Delaware corporation, at a price of $13.00 per Share, without interest thereon, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended and supplemented from time to time, constitute the "Offer").

  The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 19, 2000, by and among the Company, Parent, and Purchaser. The purchase of Shares by Purchaser pursuant to the Offer is subject to a number of conditions, including among other things, the receipt of an order of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Order Condition") approving, among other things, the sale of all Shares held by the Manville Personal Injury Settlement Trust (the "Manville Trust"), a New York Trust, and the continuing effectiveness of an Amended and Restated Tax Matters and Amended Trust Relationship Agreement (the "Tax Matters Agreement"), dated as of December 19, 2000, by and between the Company and the Manville Trust (and the satisfaction or waiver of all conditions therein to the performance of the transactions contemplated thereby, other than the consummation of the Offer) (the "Tax Matters Agreement Condition"). The Merger Agreement provides that, among other things, promptly after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a direct wholly owned subsidiary of Parent. The purpose of the Offer and the Merger is to facilitate the acquisition of all of the Shares for cash and thereby enable Parent to own 100% of the Shares. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time held by the stockholders (other than subsidiaries of Parent who hold shares of Common Stock and dissenting stockholders who have properly exercised their appraisal rights) will be canceled and converted automatically into the right to receive $13.00 in cash, or, in the event any other price is paid in the Offer, such other price (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11 "Background of the Offer; Contacts with the Company; the Merger Agreement; the Stockholder Agreement; the Tax Matters Agreement; and Certain Other Relevant Agreements."

  THE COMPANY'S BOARD OF DIRECTORS (THE "BOARD") (1) HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (COLLECTIVELY THE "TRANSACTIONS") ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, (2) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS, AND (3) HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

  DISSENTERS' RIGHTS ARE AVAILABLE ONLY IN CONNECTION WITH THE MERGER AND NOT IN CONNECTION WITH THE OFFER. SEE SECTION 12 "PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; STOCKHOLDER APPROVAL AND APPRAISAL RIGHTS."

  The Company has advised Parent that J.P. Morgan Securities Inc. ("J.P. Morgan") has delivered to the Company its written opinion, dated December 19, 2000, that as of that date, the consideration proposed to be paid to the stockholders pursuant to the Offer and the Merger was fair to such holders (other than the Manville

Trust) from a financial point of view. The full text of the written opinion of J.P. Morgan is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which is being furnished to the stockholders concurrently with this Offer to Purchase.

  Simultaneously with entering into the Merger Agreement, Parent and Purchaser also entered into a Stockholder Agreement (the "Stockholder Agreement") with the Manville Trust, pursuant to which the Manville Trust, subject to the Bankruptcy Order Condition, agreed to (a) tender all Shares owned by it in the Offer, (b) sell to Parent all Shares owned by it at $13.00 per share, or at any higher price per share paid in the Offer, if the Trust owns any Shares after the consummation of the Offer, and (c) vote all of its Shares in favor of the Merger Agreement and the Merger and against any Acquisition Proposal (as that term is defined below). See Section 11 "Background of the Offer; Contacts with the Company; the Merger Agreement; the Stockholder Agreement; the Tax Matters Agreement; and Certain Other Relevant Agreements," and Section 14 "Conditions to the Offer."

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE BANKRUPTCY ORDER CONDITION AND THE TAX MATTERS AGREEMENT CONDITION. THESE CONDITIONS MAY NOT BE WAIVED WITHOUT THE CONSENT OF THE COMPANY, AND THE COMPANY HAS AGREED THAT IT WILL NOT GRANT SUCH CONSENT WITHOUT THE CONSENT OF THE MANVILLE TRUST. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, AS DESCRIBED IN SECTION 14 "CONDITIONS TO THE OFFER."

  Purchaser has agreed to extend the scheduled expiration date of the Offer (initially, the 20th business day from the commencement of the Offer, which is Monday, January 29, 2001) if any condition to the offer has not been satisfied or waived on such date by increments of not more than 5 business days (unless the Company consents to a longer period of time) to allow for unsatisfied or unwaived conditions to be satisfied or waived. If, upon the expiration date of the Offer (as extended), any condition to the Offer has still not been met, Purchaser will continue to extend the Offer in increments of no more than 5 business days (unless the Company consents to a longer period of time) unless all conditions cannot be met by March 15, 2001. Purchaser has also agreed to extend the Offer beyond its initial expiration date of January 29, 2001 for any period required by any rule, regulation, interpretation, or position of the SEC or for any period required by applicable law; provided that, no such extension shall be for more than 5 business days (unless the Company consents to a longer period or a longer period is so required). In addition, Purchaser may, without the consent of the Company, also extend the offer for up to 5 business days if, on January 29, 2001, the Shares validly tendered and not withdrawn pursuant to the Offer equal at least 85% of the outstanding Shares but less than 90% of the outstanding Shares, so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than the Bankruptcy Order Condition or the Tax Matters Agreement Condition, which conditions may only be waived with the consent of the Company).

  Purchaser has agreed in the Merger Agreement to not provide a subsequent offering period.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (if required by the Delaware General Corporation Law (the "DGCL")) the adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon. Subject to the next paragraph, under the DGCL and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote that would be necessary to adopt the Merger Agreement at any required meeting of stockholders. If the Manville Trust tenders or otherwise sells its Shares to Purchaser, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder.

  If Purchaser acquires pursuant to the Offer at least 90% of the then-outstanding Shares (including the 4,786,900 shares, equaling approximately 3.48% of the outstanding shares, of Common Stock beneficially owned by Parent prior to the Offer), under the DGCL Purchaser's board of directors will be able to, and the Merger Agreement will require it to, adopt a plan of merger to effect the Merger without a vote of stockholders, pursuant to Section 253 of the DGCL (a "Short-Form Merger"). If Purchaser does not acquire (including its prior holdings) at least 90% of the then-issued and outstanding Shares pursuant to the Offer, a vote of the stockholders will be required under the DGCL to effect the Merger, and a significantly longer period of time will be required to effect the Merger. Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the consummation of the Offer.

  According to the Company, as of December 28, 2000, there were 137,417,416 issued and outstanding shares of Common Stock outstanding held by approximately 8,380 holders of record. Based on this number of issued and outstanding shares of Common Stock Purchaser would be able to effect a Short-Form Merger if 123,675,675 Shares (including Shares beneficially owned by Parent prior to the commencement of the Offer) are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer (as defined in Section 1 "Terms of the Offer").

  Effective as of the acceptance for payment of, and payment for, Shares tendered in the Offer, Parent shall be entitled to designate such number of directors, rounded up to the nearest whole number, to serve on the Board of the Company as will give Parent representation on the Board equal to at least that number of directors which equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this provision) and (ii) a fraction, the numerator of which shall be the number of shares of Common Stock beneficially owned by Parent and/or Purchaser and the denominator of which shall be the number of shares of the Company's Common Stock then outstanding.

  Stockholders who tender Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or nominee should consult such institution as to whether it charges any service fees. Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. Purchaser will pay all charges and expenses of EquiServe Trust Company, N.A., as Depositary (the "Depositary") and Georgeson Shareholder Communications Inc., as Information Agent (the "Information Agent"), in connection with the Offer. See Section 16 "Fees and Expenses."

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4 "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, January 29, 2001, unless and until Purchaser, in accordance with the terms of the Merger Agreement, extends the period for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended, expires. Parent will provide Purchaser with sufficient funds to purchase all shares validly tendered prior to the Expiration Date and not validly withdrawn.

  Subject to the terms and conditions of the Merger Agreement, Purchaser shall extend the Expiration Date to allow for the satisfaction or waiver of unsatisfied and unwaived conditions, as required by law or regulation, or, under some circumstances, to obtain the tender of at least 90% of the outstanding Shares. Any such extension will be made by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof, as described below. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his Shares. See Section 4 "Withdrawal Rights."

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pay for, any Shares tendered pursuant to the Offer, if (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated prior to the expiration of the offer, (ii) the Merger Agreement shall have been terminated in accordance with its terms, or (iii) at any time prior to the expiration of the Offer any of the conditions referred to in Section 14 "Conditions to the Offer" (including the Bankruptcy Order Condition and the Tax Matters Agreement Condition) shall not be met and the fact that such condition has not been met makes it inadvisable, in the reasonable judgment of Parent or Purchaser, to consummate the Offer. If such conditions are not satisfied on an Expiration Date prior to March 15, 2001, Purchaser may, subject to the terms of the Merger Agreement, either extend the Offer or waive the conditions to the Offer (other than the Bankruptcy Order Condition and the Tax Matters Agreement Condition, which conditions may only be waived with the consent of the Company) and purchase all Shares validly tendered and not withdrawn.

  The Merger Agreement provides that Purchaser shall not, without the Company's written consent, (i) waive the Bankruptcy Order Condition or the Tax Matters Agreement Condition, (ii) decrease the price per Share payable pursuant to the Offer or the maximum number of Shares sought, (iii) impose conditions to the Offer in addition to those set forth in Annex A to the Merger Agreement, (iv) extend the Offer, except as otherwise provided in the Merger Agreement, (v) change the form of consideration payable in the Offer, or (vi) make any other changes in the terms and conditions to the Offer that would be adverse to the Company's stockholders. The Company has agreed with the Manville Trust that the Company will not consent to any waiver of the conditions to the Offer without the consent of the Manville Trust.

  Notwithstanding the foregoing, Purchaser shall extend the Expiration Date of the Offer by up to 5 business days (although the Company may consent to a longer period) if any condition to the Offer is not satisfied or waived and if, upon the expiration of such extended Offer expiration date, any condition to the Offer remains unsatisfied or unwaived, Purchaser will continue to extend the offer by increments of up to 5 business days (although the Company may consent to a longer period) unless all conditions cannot reasonably be expected to be met by March 15, 2001. Purchaser shall also extend the Offer beyond its initial Expiration Date of January 29, 2001 for any period required by any rule, regulation, interpretation, or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, for up to an additional 5 business days (unless the Company consents to a longer period or a longer period is so required). In addition, if, on January 29, 2001, the Shares validly tendered and not withdrawn pursuant to the Offer equal at least 85% of the outstanding

Shares but less than 90% of the outstanding Shares on a fully diluted basis (including, for purposes of determining the number of Shares tendered, Shares beneficially owned by Purchaser prior to the commencement of the Offer), Purchaser may, without the consent of the Company, extend the Expiration Date of the Offer on one occasion for up to 5 business days, so long as Purchaser irrevocably waives all remaining conditions to the Offer (other than the Bankruptcy Order Condition and the Tax Matters Agreement Condition, which conditions may only be waived with the consent of the Company) that subsequently may not be satisfied during any such extension of the Offer. In lieu of or in addition to an extension of the Expiration Date of the Offer, Rule 14d-11 under the Exchange Act allows for a subsequent offering period, under certain conditions. Purchaser has agreed in the Merger Agreement not to conduct a subsequent offering period.

  Any extension, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcements other than by issuing a press release or other announcement.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

  The Company has provided Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. Using these labels and lists, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares, will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on these lists, and may be mailed directly to beneficial owners.

  2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment as soon as permitted under applicable law, and will promptly pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to promptly pay the consideration offered). If the Offer is terminated or withdrawn pursuant to the terms of the Merger Agreement without acceptance for payment of the Shares validly tendered and not withdrawn, Purchaser shall return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates representing tendered Shares (the "Certificates") or timely confirmation of a book-entry delivery (a "Book-Entry Confirmation") of such Shares into the

Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to Section 3, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in Section 3) in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the tendered Shares, regardless of any delay in making such payment.

  If any tendering Shares are not accepted for payment for any reason pursuant to the terms and conditions to the Offer or if Certificates are submitted evidencing more Shares than are tendered or accepted for payment, Certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry delivery into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with such Book-Entry Transfer Facility), as promptly as practicable following expiration or termination of the Offer. Purchaser reserves the right to assign, in whole or from time to time in part, to Parent or to any direct or indirect subsidiary of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedure for Tendering Shares.

  Valid Tender of Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile copy of the form thereof) in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry delivery described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal) prior to the Expiration Date. As an alternative, the tendering stockholder may comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary prior to the Expiration Date at one or more of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares and such registered holder has not completed either the box titled "Special Payment Instructions" or the box titled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. Otherwise, all signatures on a Letter of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Certificates surrendered, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signatures on the Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry delivery cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are satisfied:

  (a) the tender is made by or through an Eligible Institution;

  (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

  (c) the Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

  Any Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Certificates for (or a timely Book-Entry Confirmation, if available, with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive, to the extent permitted by applicable law and the Merger Agreement, any of the conditions to the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions to the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to all other Shares or other securities issued or issuable in respect of such Shares) on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective if, when, and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given, will not be deemed effective) with respect thereto. Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

  Purchaser's acceptance for payment of the Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions to the Offer.

  FOR CERTAIN STOCKHOLDERS TO AVOID BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE OFFER PRICE, SUCH A STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT

SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

  4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 26, 2001. If Purchaser extends the Offer, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law or the Merger Agreement.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Certificates, the serial numbers shown on the particular Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry delivery as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3. Purchaser will not provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act.

  5. Certain Federal Income Tax Consequences of the Offer and the Merger. The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. This discussion does not discuss all aspects of U.S. federal income taxation which may be important to Holders in light of their individual investment circumstances and does not address the United States federal income tax consequences of the Offer and the Merger for Holders who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code, Holders who acquired their Shares through the exercise of options or otherwise as compensation, or Holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, and tax-exempt organizations). In addition, this discussion does not address state, local or foreign tax consequences. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER APPLICABLE TO THEIR INDIVIDUAL CIRCUMSTANCES.

  The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a Holder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares and such Holder's adjusted tax basis in such Shares.

  If a stockholder holds the Shares as capital assets, such gain or loss will be long-term capital gain or loss if a stockholder's holding period for such Shares is more than one year at the time the stockholder disposes of the Shares. Capital gains recognized by an individual upon a disposition of shares that have been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of shares that have been held for one year or less, will be subject to tax at ordinary income tax rates.

  Backup Withholding. A Holder (other than certain exempt Holders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the Holder provides its taxpayer identification number to the Depositary, or unless an exemption applies. If backup withholding applies to a Holder, the Depositary is required to withhold 31% from payments to such Holder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a Holder may be able to obtain a refund from the Internal Revenue Service.

  6. Price Range of Shares; Dividends. The Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "JM." Price quotations, last-sale prices and volume information about the Company's Common Stock are quoted on the NYSE. The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices for the Company's Common Stock as quoted on the NYSE:

                                                                 High     Low
                                                               -------- --------
1998:
  First Quarter............................................... 13 11/16    9 5/8
  Second Quarter..............................................   17 1/8  12 9/16
  Third Quarter...............................................   18 1/8   11 3/8
  Fourth Quarter..............................................   16 3/4 10 11/16
1999:
  First Quarter...............................................   19 1/2       15
  Second Quarter..............................................   17 1/4  12 3/16
  Third Quarter...............................................       15   12 1/2
  Fourth Quarter..............................................       14       10
2000:
  First Quarter...............................................       14   7 7/16
  Second Quarter..............................................  13 7/16  9 11/16
  Third Quarter...............................................  13 5/16   11 1/8
  Fourth Quarter (through December 28, 2000).................. 12 15/16  7 15/16

  According to the Company's 10-Q, the Company declared a quarterly cash divided of $0.04 per Share in each of the first two quarters of fiscal year 1998, and a quarterly cash dividend of $0.06 for the third and fourth quarters of fiscal 1998. Also according to the Company's 10-Q, the Company declared a cash dividend of $0.06 per Share in each quarter of fiscal year 1999, and it declared a quarterly cash dividend of $0.06 per Share for each of the first three quarters of fiscal 2000. The Company has publicly announced that it has declared a quarterly cash dividend of $0.06 for the fourth quarter of fiscal 2000 to stockholders of record on December 26, 2000.

  Pursuant to the Merger Agreement, the Company has agreed that, without the prior written consent of Parent, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company, other than a regular cash dividend on the Shares declared and paid quarterly in amounts not to exceed $0.06 per Share.

  On December 19, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price quoted on the NYSE was $10 3/4 per Share. On December 28, 2000, the last full trading day prior to the commencement of the Offer, the closing sale price quoted on the NYSE was $12 15/16 per Share. As of December 28, 2000, there were approximately 8,380 stockholders of record. Stockholders are urged to obtain a current market quotation for the Shares.

  7. Effect of the Offer on Market for the Shares; Stock Exchange Listing; and Exchange Act Registration.

  Market for Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the stockholders.

  Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000, or the aggregate market value of the publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of December 28, 2000, there were 137,417,416 Shares outstanding, held by approximately 8,380 holders of record. If the NYSE were to delist the Shares, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. The reduction in the number of Shares that might otherwise trade publicly could have an adverse effect on the market price for or marketability of the Shares and it could cause future market prices to be greater or less than the Merger Consideration.

  Exchange Act Regulation. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE or for continued inclusion on the Federal Reserve Board's list of "margin securities". Purchaser currently intends to seek to cause the Company to terminate the registration of Shares under the Exchange Act as soon after the consummation of the Offer as the requirements for termination of registration are met.

  Margin Regulation. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

  8. Certain Information Concerning the Company. The information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained herein or in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  General. The Company is a Delaware corporation with its principal executive offices located at 717 17th Street, Denver, Colorado 80202, and its main telephone number is (303) 978-2000. Johns Manville Corporation was incorporated in Delaware in 1981 to continue businesses begun by its predecessors in 1858. The Company is a leading manufacturer of insulation and building products, with 1999 net sales of approximately $2.2 billion. The Company manufactures and markets products for building and equipment insulation, commercial and industrial roofing systems, high-efficiency filtration media, and fibers and nonwoven mats used as reinforcements in building and industrial applications. The Company operates manufacturing facilities in North America, Europe and China and is comprised of three principal business segments: insulation (including building, commercial and industrial, and OEM sub-segments), roofing products, and engineered products (including mats and fibers, and filtration sub-segments). The Company employs approximately 9,700 people and operates 55 manufacturing facilities in North America, Europe and China.

  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 and can be accessed electronically on the SEC's website at http://www.sec.gov. Such material should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

  9. Certain Information Concerning Purchaser and Parent. Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is a direct wholly owned subsidiary of Parent. The principal executive offices of Purchaser and Parent are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131.

  Berkshire Hathaway Inc. ("Berkshire" or "Parent"), a Delaware corporation, is a holding company engaged through subsidiaries in a number of diverse businesses, the most important of which is property and casualty insurance and reinsurance offered on both a direct and reinsurance basis through insurance subsidiaries.

  Berkshire may be deemed to be controlled by Warren E. Buffett, who is Berkshire's chairman and chief executive officer and who beneficially owns Berkshire shares representing approximately 34.8% of its voting power.

  Additional information concerning Berkshire is set forth in Berkshire's Annual Report on Form 10-K for the year ended December 31, 1999, and the subsequent Quarterly Reports on Form 10-Q, which reports may be obtained from the SEC in the manner set forth with respect to information concerning the Company in Section 8.

  The name, citizenship, business address, principal occupation, and five-year employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I to this Offer to Purchase.

  Except as set forth in this paragraph, none of Parent, Purchaser nor, to the best of Parent's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has any right to acquire, directly or indirectly, any Shares and none of the Parent, Purchaser nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days. As of December 28, 2000, National Indemnity Co. ("National Indemnity"), a subsidiary of Parent, owned 4,786,900 shares of Company Common Stock, constituting approximately 3.48% of the issued and outstanding shares of Company Common Stock at that date. National Indemnity purchased the shares from November 1, 2000 through December 8, 2000, in a number of open-market transactions, at per share prices ranging from $9.3425 to $10.155, with an average price per share of $9.96.

  Except as provided in the Merger Agreement and the Stockholder Agreement, and as otherwise described in this Offer to Purchase, (i) none of the Parent, Purchaser nor any of their respective subsidiaries nor, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, and (ii) none of Parent, Purchaser nor, to the best of their knowledge, any of the persons listed on
Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Set forth below in Section 11 of this Offer to Purchase and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of Purchaser or Parent, or any of their respective subsidiaries or any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  10. Source and Amount of Funds. The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $1.8 billion. Purchaser will obtain these funds from Parent, either directly or indirectly, in the form of capital contributions and/or loans from Parent or its affiliates. Parent will obtain all required funds through dividends and/or loans from its affiliates. Parent and Purchaser do not have any alternative financing arrangements.

  11. Background of the Offer; Contacts with the Company; the Merger Agreement; the Stockholder Agreement; the Tax Matters Agreement; and Certain Other Relevant Agreements.

  On October 19, 2000, when the Company announced its financial results for its third quarter, it also announced that it did not believe that it would complete on the previously announced terms its merger agreement, announced on June 23, 2000, with an investor group led by affiliates of Hicks, Muse, Tate & Furst Incorporated and Bear Stearns Merchant Banking (the "Hicks Muse/Bear Stearns Group"). Shortly thereafter, a subsidiary of Parent began buying shares of Common Stock in ordinary open market purchases without notice to the Company. As of December 8, 2000, Parent beneficially owned approximately 3.2% of the then-outstanding shares of the Company's Common Stock.

  On December 8, 2000, the Company announced the termination of that prior merger agreement. The Company and the other parties to that prior agreement had been unable to renegotiate acceptable terms for the merger, and had mutually agreed to its termination as a result of weak industry conditions, an increasingly negative outlook for the economy, and unfavorable financing markets.

  On December 11, 2000, Charles T. Munger, Vice-Chairman of Parent, telephoned Robert A. Falise, a member of the Board and Chairman and Managing Trustee of the Manville Trust. Mr. Munger told Mr. Falise that Parent would be interested in making an offer to acquire the Company. Later that day, Mr. Munger and Warren E. Buffett, Chairman and Chief Executive Officer of Parent, spoke by telephone with Mr. Falise and William E. Mayer, a director of the Company, and proposed that Parent would acquire the entire equity interest in the Company for $13.00 per share in cash, with no financing contingency and on definitive terms and conditions to be negotiated. Messrs. Buffet and Munger stated that Parent was in a position to quickly negotiate and execute a definitive agreement, and did not need to conduct a due diligence review other than a review of publicly available information.

  On December 12, 2000, the Board held a special meeting and reviewed the proposal from Parent. At that meeting, the Board received a presentation from representatives of J.P. Morgan as to analyses conducted by it with respect to the Company. The Board determined to continue discussions with Parent in order to ascertain whether a mutually acceptable transaction could be obtained. In that regard, the Board appointed a special committee composed of Messrs. Falise and Mayer, Todd Goodwin and Michael N. Hammes to review, negotiate, evaluate and recommend to the Board what action should be taken with respect to Parent's proposal.

  Following the December 12, 2000 Board meeting, Mr. Falise and Mr. Mayer telephoned Mr. Buffett and Mr. Munger and indicated the Company's interest in pursuing Parent's proposal. While Messrs. Falise and Mayer attempted to negotiate an increased price, Mr. Buffett declined to increase the consideration in Parent's proposal. That day, Parent's legal counsel contacted the Company's legal counsel to commence the preparation of definitive acquisition agreements. The Company's counsel provided a draft merger agreement to Parent's counsel and the Manville Trust's counsel on December 13, 2000. The Manville Trust's counsel shortly thereafter provided drafts of the Stockholder Agreement and the Tax Matters Agreement, together with the agreements contemplated thereby, to Parent and the Company. From that day through December 19, 2000, representatives of Parent, the Company, and the Manville Trust, and their respective legal counsel, negotiated the terms and conditions of the Merger Agreement, Stockholder Agreement, Tax Matters Agreement and the agreements contemplated thereby.

  During the same period, the Company and the Manville Trust negotiated the terms of (i) the Share Purchase Agreement, providing for the Company to repurchase from the Manville Trust prior to December 31, 2000, 10,500,000 shares of Common Stock at a price equal to $13.00 per share (or $136,500,000 in the aggregate), and (ii) a letter agreement providing, among other things, that the Company would not amend the Merger Agreement or consent to the waiver of any condition to the Offer without the prior written consent of the Manville Trust, and that under certain circumstances the Manville Trust would reimburse the Company for the termination fee, if any, required to be paid by the Company to Parent under the Merger Agreement (the "Letter Agreement").

  On December 16, 2000, the special committee of the Board met to discuss the proposed transaction. At this meeting, the special committee received an update as to the progress of negotiations with Parent's counsel, as well as a summary of the proposed structure and terms of the transaction, and outstanding issues. The special committee also received a presentation from representatives of J.P. Morgan as to its financial analyses of the proposed transactions.

  Negotiation of the transaction agreements continued following this meeting through December 19, 2000.

  A special meeting of the Board was held on December 19, 2000 to consider the proposed transaction. At this meeting, the Board was updated on the progress of negotiations since the last board meeting. The Board received a financial presentation from J.P. Morgan and received the opinion of J.P. Morgan to the effect that the $13.00 in cash to be received by holders of the Company Common Stock (other than the Manville Trust) in the Offer and the Merger was fair, from a financial point of view, to such stockholders. The Board reviewed the terms of the proposed Merger Agreement, the Stockholder Agreement, the Tax Matters Agreement and the agreements contemplated thereby, the Letter Agreement and the Share Purchase Agreement. The Board also received a report from Mr. Falise as to a meeting of the trustees of the Manville Trust earlier in the day. The Board also received the recommendation of the special committee with respect to the proposed transaction.

  Without the directors present who are trustees of the Manville Trust, the Board considered approval of the Tax Matters Agreement and related agreements, and the directors received a presentation from J.P. Morgan regarding its analysis of the Tax Matters Agreement and received the opinion of J.P. Morgan to the effect that the $90,000,000 consideration to be paid to the Manville Trust pursuant to the Tax Matters Agreement was fair, from a financial point of view, to the holders of Common Stock other than the Manville Trust for the assumption by the Manville Trust of the applicable tax liabilities.

  When the directors who are also trustees of the Manville Trust rejoined the meeting, they advised the Board that the Manville Trust had approved the proposed transaction subject to approval by the Board. Following the conclusion of its consideration, the Board approved the Merger Agreement and the other relevant agreements.

  Also on December 19, 2000, Parent's board of directors met and approved the Merger Agreement, the Stockholder Agreement, and the transactions contemplated by those agreements.

  Following the Board and trustees' meetings, Parent, the Company, and the Manville Trust finalized all of the agreements. The Company and the Manville Trust executed the Share Purchase Agreement. Following that, Parent, Purchaser, and the Company executed the Merger Agreement; Parent, Purchaser, and the Manville Trust executed the Stockholder Agreement; and the Company and the Manville Trust executed the Tax Matters Agreement and the Letter Agreement. A joint press release announcing the transaction was issued early on December 20, 2000.

The Merger Agreement

  The following is a brief summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as an Exhibit to the current report on Form 8-K filed by the Company with the SEC on December 22, 2000. We encourage you to read the Merger Agreement carefully and in its entirety.

  The Offer. The Merger Agreement requires Purchaser to commence the Offer as promptly as reasonably practicable, but in no event later than ten business days following its execution. Purchaser's obligation to accept and pay for Shares tendered in the Offer is subject to the satisfaction of the conditions to the Offer, which are discussed below under the heading "Conditions to the Offer" and in Section 14 "Conditions to the Offer." Purchaser may waive any condition to the Offer, other than the Bankruptcy Order Condition and the Tax Matters Agreement Condition, each of which may only be waived with the prior consent of the Company. In addition, without the prior consent of the Company, the Purchaser may not make any changes to the terms of the Offer which would:

  .  decrease the per share price to be paid in the Offer;

  .  decrease the number of Shares being sought in the Offer;

  .  change the form of consideration paid in the Offer;

  .  impose additional conditions on the Offer;

  . extend the Expiration Date of the Offer, except as permitted in the Merger Agreement; or

  .  otherwise be adverse to the holders of shares of the Company's Common
     Stock.

  The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on January 29, 2001. Purchaser must extend the Offer:

  . if at the scheduled Expiration Date any of the conditions to the Offer shall not have been satisfied or waived, until such condition or conditions are satisfied or waived or cannot reasonably be expected to be satisfied or waived prior to March 15, 2001; or

  .  for any period required by the SEC or by law.

  Except as required by law, the Purchaser cannot extend the Offer for more than five business days without the prior consent of the Company. In addition, Purchaser may extend the Offer for up to five business days beyond January 29, 2001 if more than 85% but less than 90% of the outstanding shares of the Company's Common Stock have been tendered and not withdrawn in the Offer (or are otherwise owned by Parent or Purchaser) at January 29, 2001. If Purchaser elects to so extend the Offer, Purchaser must waive all conditions to the Offer other than the Bankruptcy Order Condition and the Tax Matters Agreement Condition (which conditions may only be waived with the consent of the Company). Purchaser has agreed not to commence a subsequent offering period provided by Rule 14d-11 under the Exchange Act.

  Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay, as promptly as practicable after the expiration of the Offer, for all Shares validly tendered and not withdrawn. If the Purchaser accepts for payment Shares in the Offer, Purchaser must also purchase any Shares held by the Manville Trust and not tendered in the Offer.

  Company Board Representation. Upon Purchaser's purchase of and payment for Shares pursuant to the Offer, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Company's Board as will give Parent representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent following such purchase constitutes of the total number of Shares then outstanding. The Company shall, upon Parent's request, take all actions necessary to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board and/or securing the resignations of incumbent directors.

  In any event, however, until Parent completes the Merger of Purchaser with and into the Company (described below under "The Merger"), Parent and the Company must use their respective best efforts to ensure that the Board has at least two independent directors who were directors of the Company on December 19, 2000 and who are not officers of the Company or affiliates of Parent. During this period, approval of a majority of the independent directors shall be required to authorize:

  .  any termination of the Merger Agreement by the Company;

  .  any amendment to the Merger Agreement;

  . any extension of time for performance of any obligation of Parent or Purchaser under the Merger Agreement;

  . any enforcement of or waiver of compliance with any of the agreements or conditions in the Merger Agreement for the benefit of the Company; or

  . any amendment to the Company's certificate of incorporation or by-laws that would adversely affect any stockholders of the Company.

  The Merger. No later than two business days following the satisfaction or waiver of the conditions to the Merger (unless otherwise agreed by Parent and the independent directors of the Company's Board), Purchaser will be merged with and into the Company, and the Company will be the surviving corporation. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time agreed to by the parties and specified in the certificate of merger.

  In the Merger, each outstanding share of the Company's Common Stock other than shares owned by stockholders who perfect appraisal rights, shares that are held by the Company as treasury stock, and shares held by Parent or its subsidiaries will be converted into the right to receive $13.00 (the "Offer Price") in cash.

  Company Stock Awards. Immediately following the acceptance for payment of Shares tendered in the Offer, each outstanding employee stock option to purchase shares of the Company's Common Stock and each outstanding Company stock appreciation right ("SAR") will be cancelled and each holder will be entitled to receive an amount of cash computed by multiplying

  . the excess, if any, of (A) the greater of (x) the Offer Price and (y) the highest fair market value per share at any time during the 60-day period preceding acceptance for payment of Shares tendered in the Offer, over (B) the exercise price per share subject to such option or grant price per share in respect of such SAR, as applicable, by

  .  the number of shares subject to such option or SAR.

  Each share of Company deferred stock will be cancelled and the holder will be entitled to receive an amount in cash equal to the greater of (x) the Offer Price and (y) the highest fair market value per share at any time during the 60-day period preceding the acceptance for payment of Shares tendered in the Offer.

  Cash payments in an amount equal to the Offer Price will be made in settlement of each deferral account under the Company's Deferred Compensation Plan and Non-Employee Directors' Deferred Compensation Plan.

  Representations and Warranties. The Merger Agreement contains numerous representations and warranties made by the Company. The most significant of these relate to:

  .  capitalization;

  .  corporate authorization to enter into the contemplated transaction;

  . governmental approvals required in connection with the contemplated transaction;

  . absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction;

  .  ownership of subsidiaries;

  .  filings with the SEC;

  .  financial statements;

  .  absence of undisclosed material liabilities;

  . information provided by the Company for inclusion in these offering documents, the Schedule 14D-9, and any proxy statement prepared in connection with a merger;

  .  employee benefits matters;

  .  litigation;

  .  compliance with laws;

  .  tax matters;

  .  environmental matters;

  . the stockholder votes, if required, to approve the contemplated transaction;

  . that there had not occurred a material adverse effect since September 30, 2000 and prior to the date of the Merger Agreement. The term "material adverse effect" in the Merger Agreement means, with certain exceptions, any material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Merger Agreement; and

  . representations as to intellectual property, labor matters and other areas.

  The Merger Agreement contains several representations and warranties made by Parent and Purchaser, including:

  . absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction;

  .  requisite authorization to enter into the contemplated transaction;

  . governmental approvals required in connection with the contemplated transaction;

  . information provided by it for inclusion in these offering documents, the Schedule 14D-9, and any proxy statement prepared in connection with the Merger; and

  . the availability to Parent and Purchaser of sufficient funds to consummate the Offer and the Merger.

  Conduct of Business Pending Closing. In the Merger Agreement the Company agrees that prior to the Merger it will operate only in the ordinary course of business and use its commercially reasonable efforts to preserve its business organization, keep available the services of its officers and employees and maintain existing relations with its customers, suppliers, officers, employees and creditors and will not, among other things (except as otherwise agreed):

  . enter into any significant new line of business outside the building products industry;

  . amend its certificate of incorporation or by-laws, or adjust, split, combine, reclassify, issue, redeem, purchase or otherwise acquire any of the Company's capital stock for an aggregate consideration in excess of $140,000,000;

  . pay dividends, other than the payment of a regular quarterly dividend in an amount not exceeding $0.06 per share of Company Common Stock;

  . incur any indebtedness, other than borrowings under existing credit facilities and other borrowings in the ordinary course of business;

  . other than in the ordinary course of business, enter into any acquisition agreement with a value in excess of $5 million or any disposition agreement with a value of more than $5 million;

  . increase benefits or compensation of directors, or enter into or amend any employment or severance agreement, except for normal increases in the ordinary course or to reflect promotions or new hires;

  . change accounting principles unless required by generally accepted accounting principles;

  . except in the ordinary course, satisfy any liabilities, amend any material agreements, modify any material right or settle any litigation;

  . enter into or modify any collective bargaining agreements, except those currently being contemplated for renewal;

  . enter into or make any material amendment to any arrangements or contracts with the Company's affiliates; or

  . other than in the ordinary course or as required by law, make any tax election, settle any tax liability or make any tax related payment.

  Non-Solicitation; Acquisition Proposals. The Merger Agreement provides that the Company and its subsidiaries will not, and will instruct their respective officers, directors, advisors and other representatives not to:

  . initiate, solicit, encourage or knowingly facilitate the making of any acquisition proposal, as defined below, or

  . engage in negotiations or discussions with, or furnish any non-public information or data to, any third party relating to an acquisition proposal, except as described below.

  However, until acceptance for payment of Shares in the Offer, the Company and the Board may:

  . participate in negotiations or provide information to a third party if the Board determines in good faith, after receiving the advice of its financial advisors, that a third party has made, after December 19, 2000, a superior proposal, or an acquisition proposal (both as defined below) that the Company's Board concludes would be reasonably likely to constitute a superior proposal, and that superior proposal was not solicited by the Company or its affiliates or agents at the explicit or implicit direction of the Company;

  . disclose to stockholders a position with respect to the merger or another acquisition proposal if required by applicable law or such other disclosure as the Board determines, after consultation with independent counsel, is required under applicable law; and

  . request from a person making an acquisition proposal such information as reasonably necessary to permit the Board to inform itself of the material terms thereof.

  An "acquisition proposal" under the Merger Agreement means any bona fide proposal for the:

  . direct or indirect acquisition or purchase of a business or assets that constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

  . direct or indirect acquisition or purchase of 15% or more of any class of equity securities or capital stock of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; or

  . merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or persons beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole.

  A "superior proposal" under the Merger Agreement means any bona fide proposal to enter into an acquisition proposal which was not solicited by the Company or any director, affiliate or agent of the Company at the explicit or implicit direction of the Company and is made by a third party on terms and conditions which the Company's Board determines in its good faith judgment, after receiving the advice of its financial advisors, to be more favorable to the holders of the Company's Common Stock from a financial point of view than the transactions contemplated by the Merger Agreement, taking account of all of the terms thereof, including price, likelihood of financing being obtained and likelihood and expected timing of consummation.

  The Company will promptly advise Purchaser, both orally and in writing, of the terms of any acquisition proposal by the end of the next business day, but in no event more than 36 hours after receipt, and the identity of the party making the proposal, and will keep Purchaser reasonably informed as to the status and material terms.

  Access to Information. The Company has agreed to provide Purchaser with reasonable access to its books and records until the effective time of the Merger.

  Commercially Reasonable Efforts. Each of the parties will use its commercially reasonable efforts to consummate the transaction, including to obtain necessary consents and approvals.

  Employee Benefits. The Surviving Corporation will assume all of the Company's employment, retention, consulting and severance agreements. Core benefits that are no less favorable than those currently provided are to be provided to employees until the first anniversary of the effective time of the Merger. The Surviving Corporation will also maintain the Company's separation policy for eighteen months. If the Merger has become effective by such date, the Surviving Corporation will pay on or before February 15, 2001, bonuses under the Company's annual incentive compensation plans in amounts determined by the Board's Compensation Committee at its December 7, 2000 meeting.

  Stockholders Meeting. If required by the Company's charter documents and/or applicable law, the Company will call and hold as promptly as reasonably practicable following acceptance for payment of Shares tendered in the Offer a stockholders meeting to adopt the Merger Agreement. If, however, Parent, Purchaser and other subsidiaries of Parent acquire at least 90% of the outstanding shares of the Company's Common Stock through the Offer and otherwise, the parties have agreed to take all action to cause the Merger to be effected without a meeting of stockholders as permitted by the DGCL.

  Indemnification. The certificate of incorporation and bylaws of the Surviving Corporation will contain the same provisions on indemnification of officers and directors that the Company's articles of incorporation and by-laws contained at the date of the Merger Agreement. The indemnification provisions are not to be amended, repealed or otherwise modified for a period of six years after the effective time of the Merger in any manner that would adversely affect the rights of individuals who were directors or officers of the Company prior to the effective time of the Merger.

  The Surviving Corporation will indemnify any employee, agent, director or officer of the Company to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the effective time of the Merger. Parent also agreed to indemnify any directors, officers, employees and agents of the Company, provided that, such indemnification will not be applicable to any claims made against the indemnified parties if a judgment established that their acts or omissions were (i) committed in bad faith or (ii) arising out of any improper profit or advantage.

  Conditions to the Offer. Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC, pay for any tendered Shares, if:

  . any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall not have expired or been terminated;

  . the Merger Agreement shall have been terminated in accordance with its terms; or

  . any of the following events shall have occurred and be continuing on the Expiration Date of the Offer and shall not have resulted from the breach by Parent or Purchaser of any of their obligations under the Merger
     Agreement:

      . the representations and warranties of the Company in the Merger Agreement shall not be true and correct so as to have a material adverse effect;

      . the Company shall not have performed in all material respects the material obligations it is required to perform at or prior to the Expiration Date;

      . the failure to obtain any material governmental consents and approvals to the Merger;

      .  the failure to satisfy the Bankruptcy Order Condition;

      . an order or injunction shall prohibit the Offer or the merger or any action or proceeding instituted by a United States federal or state governmental entity or a national governmental entity of Canada, Germany, or the European Union seeks to enjoin the Offer or the Merger; or

      .  the failure to satisfy the Tax Matters Agreement Condition;

which in the reasonable judgment of Parent or Purchaser makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Shares tendered in the Offer.

  The conditions listed above are for the sole benefit of Parent and Purchaser and, except as provided in the Merger Agreement, may be waived by Parent or Purchaser in their sole discretion.

  The conditions to the Offer are also discussed in Section 14 "Conditions to the Offer."

  Conditions to the Merger. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the following conditions:

  .  receipt of the approval of the stockholders of the Company, if required;

  . Purchaser shall have accepted for payment and paid for all Shares tendered in the Offer in accordance with the terms of the Merger Agreement; and

  . no statute, rule order, decree or regulation shall have been enacted or promulgated and no other action shall have been taken by any governmental entity of competent jurisdiction which enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal.

  Termination. The Merger Agreement may be terminated, and the Offer and Merger may be abandoned:

  . by mutual written consent of Parent and the Company, provided that following acceptance for payment of Shares tendered in the Offer, consent of the Company may only be given by a majority of the continuing directors (see "Company Board Representation");
  . by the Company if the Offer is not commenced within 10 business days following execution of the Merger Agreement;

  .  by either the Company or Parent if:

      . Purchaser does not consummate the Offer by March 15, 2001; provided that Parent may not terminate pursuant to this provision if Purchaser fails to accept for payment or pay for shares tendered in the Offer in violation of the terms of the Offer;

      .  there is a permanent injunction or order prohibiting the Merger;

      . before Purchaser accepts for payment Shares tendered in the Offer, the other party materially breaches its obligations after having been given an opportunity to cure; or

      . the Stockholder Agreement is terminated (1) by the Manville Trust because the Company's Board modifies or withdraws its recommendation and agrees to a superior proposal, (2) by any of the Manville Trust, Purchaser, or Parent because the Bankruptcy Order Condition is not satisfied or (3) by any of the Manville Trust, Purchaser, or Parent because the Manville Trust enters into a binding agreement regarding a superior stockholder proposal; provided that if the Stockholder Agreement terminates pursuant to clauses (1) or (3), above, the Company may not terminate the Merger Agreement unless it also pays the fee referred to below under "Fees and Expenses."

  The Merger Agreement may also be terminated by the Company if, prior to acceptance for payment of Shares tendered in the Offer, the Board authorizes the Company to agree to a superior proposal, in which event the Company must notify Parent in writing that it intends to enter into such an agreement and, for five business days after the notice, must negotiate with Parent. In order to terminate the agreement in these circumstances, the Company must pay the termination fee referred to below under "Fees and Expenses."

  The Merger Agreement may also be terminated by Parent if, prior to acceptance for payment of Shares tendered in the Offer, the Company enters into an agreement for a superior proposal or the Manville Trust terminates the Stockholder Agreement because the Board has withdrawn its recommendation of the Merger Agreement and the Company enters into an agreement for a superior proposal.

  Fees and Expenses. Each party will pay its own fees and expenses except as described below.

  The Company will pay to Parent a termination fee of $44,000,000 if one of the following occurs:

  . the Company terminates the Merger Agreement to enter into a superior proposal or Parent terminates the Merger Agreement because the Company enters into a superior proposal; or

  . the Merger Agreement is terminated because the Stockholder Agreement is terminated by the Manville Trust due to (1) the Company's Board withdrawing its recommendation and agreeing to a superior proposal or
     (2) the Manville Trust entering into a superior stockholder proposal (as described below under "Other Relevant Agreements--The Stockholder Agreement").

  In addition, the Company will pay a $44,000,000 termination fee to Parent if
(a) the Company or Parent terminates the Merger Agreement because the Stockholder Agreement was terminated due to the failure to satisfy the Bankruptcy Order Condition, (b) at the time of termination there was a pending acquisition proposal (other than the one contemplated by the Merger Agreement), and (c) prior to the first anniversary of the termination, the Company enters into an agreement with respect to, or consummates, an acquisition proposal which pays the Company's stockholders the same or greater consideration per share of Common Stock. This termination fee would be paid upon the entry into, or consummation of, such subsequent acquisition proposal.

  If the Merger Agreement is terminated by either the Company or Parent because the Stockholder Agreement was terminated due to the failure to satisfy the Bankruptcy Order Condition, the Company will reimburse Parent and Purchaser for their reasonable out-of-pocket expenses not to exceed $1,000,000 in the aggregate.

Other Relevant Agreements

  The Stockholder Agreement. The following summary is qualified in its entirety by reference to the Stockholder Agreement, which is an exhibit to the Current Report on Form 8-K filed by the Company on December 22, 2000.

  The Manville Trust, Parent and Purchaser have entered into the Stockholder Agreement which provides that the Manville Trust agrees to (1) tender into the Offer all of its Shares, (2) vote all of its Shares in favor of the adoption of the Merger Agreement, against any proposal to the stockholders of the Company which would prevent the consummation of the Merger and against any acquisition proposal other than the merger and (3) sell to Purchaser at the Offer Price any Shares held by the Manville Trust and not tendered into the Offer. These obligations of the Manville Trust only arise upon the satisfaction of the Bankruptcy Order Condition.

  The Manville Trust has agreed it will not, while the Stockholder Agreement is in effect, except for the sale of 10,500,000 of its Shares pursuant to the Share Purchase Agreement (described below under "Share Purchase Agreement"), offer for sale, sell, transfer, pledge, assign or otherwise dispose of any of its Shares. Additionally, except in connection with the Stockholder Agreement and stockholders meeting to be held to approve the Merger, the Company will not grant any proxies or powers of attorney, deposit any of its Shares into a voting trust or enter into a voting agreement with respect to its shares of Common Stock.

  The Manville Trust has agreed it will use its commercially reasonable best efforts to take all action and to do all things reasonably necessary under applicable laws and regulations to obtain satisfaction of the Bankruptcy Order Condition, and oppose any attempt of which it has knowledge to have the approval of the United States Bankruptcy Court vacated, reversed or amended so as to materially limit the court approval.

  In addition, the Manville Trust has agreed it will not, and will instruct its trustees, officers and advisors and other representatives not to, solicit, initiate, encourage or facilitate, or allow any of its advisors to solicit, any acquisition proposal, or engage in negotiations or discussions with, or furnish any non-public or data to, any third party relating to any superior stockholder proposal. However, the Manville Trust (i) may participate in negotiations with or provide information to a third party prior to satisfaction of the Bankruptcy Order Condition if (A) the Company's Board has participated in such negotiations or discussions with a third party because it has determined that it is a superior proposal, or an acquisition proposal that would be reasonably likely to constitute a superior proposal or (B) the trustees of the Manville Trust determine in good faith that a third party has made a superior stockholder proposal or an acquisition proposal that the trustees, after receiving the advice of their financial advisors, conclude would be reasonably likely to constitute a superior stockholder proposal, and
(ii) shall be permitted to request from a person making an acquisition proposal the information that is reasonably necessary for its trustees to inform themselves of its material terms.

  "Acquisition proposal" is defined in the Merger Agreement and is discussed above under "The Merger Agreement--Non-Solicitation; Acquisition Proposals." A "superior stockholder proposal" is defined in the Stockholder Agreement and means any bona fide proposal, that was not solicited by the Manville Trust or any of its trustees, to enter into an acquisition proposal made by a third party on terms and conditions which the trustees of the Manville Trust determine in their good faith, on the advice of the Manville Trust's financial advisors, to be more favorable to the Manville Trust from a financial point of view than the transactions contemplated by the Merger Agreement, taking account of all of the terms thereof, including price, likelihood of financing being obtained and likelihood and expected timing of consummation.

  The Stockholder Agreement will terminate automatically if the Merger Agreement is terminated, Purchaser purchases the Manville Trust's shares pursuant to the Offer or otherwise, or the Merger is consummated.

  The Stockholder Agreement may be terminated by the Manville Trust:

  . if prior to the acceptance for purchase of Shares tendered in the Offer, the Company's Board modifies or withdraws its recommendation of the Merger Agreement and enters into an agreement with respect to a superior proposal;

  .  if the Bankruptcy Order Condition is not satisfied; or

  . if prior to the acceptance for purchase of Shares tendered in the Offer, the trustees of the Manville Trust authorize the Manville Trust to enter into an agreement with respect to a superior stockholder proposal.

  The Stockholder Agreement may be terminated by Parent and Purchaser:

  .  if the Bankruptcy Order Condition is not satisfied; or

  . if the Manville Trust enters into an agreement with respect to a superior stockholder proposal.

  Tax Matters Agreement. The following summary is qualified in its entirety by reference to the Tax Matters Agreement, which is an exhibit to the Current Report on Form 8-K filed by the Company on December 22, 2000.

  The Company is statutorily liable for all federal income taxes of the designated settlement fund portion of the Manville Trust, and is contractually liable, under an agreement with the Manville Trust known as the supplemental agreement, for other income taxes of the Manville Trust. In connection with the Merger, the Company and the Manville Trust entered into the Tax Matters Agreement to settle the Company's liability for taxes of the Manville Trust. The Tax Matters Agreement provides that upon consummation of the Merger the Company will pay $90,000,000 in cash to the Manville Trust. In return, the Manville Trust will terminate the Company's contractual liability for taxes of the designated settlement fund portion of the Manville Trust, indemnify the Company and its successors for all income taxes of the designated settlement fund portion of the Manville Trust, and related costs, expenses, losses, penalties and damages arising from the tax liabilities which the Company may have owed, and will take certain steps intended to help ensure that its trustees will remain independent from the Company and its affiliates. All or a portion of the proceeds paid to the Manville Trust will be placed in escrow to underlie the Manville Trust's indemnification obligations.

  In addition, the Company and the Manville Trust have agreed in the Tax Matters Agreement that they will, at the closing of the transaction under the Tax Matters Agreement enter into a Third Amended and Restated Supplemental Agreement, an Amendment to the Manville Trust Amended and Restated Trust Agreement and an Escrow Agreement, each of which is described below.

  The parties' obligations to consummate the Tax Matters Agreement are subject to conditions including:

  . the Manville Trust having obtained the concurrence of the current legal representative of the future claimants against the Manville Trust and the selected counsel for beneficiaries, which condition has been satisfied;

  . satisfaction of the Bankruptcy Order Condition (as more fully described in Section 14 "Conditions to the Offer");

  . receipt of all necessary government licenses, consents and approvals, and absence of any injunction;

  . all of the Manville Trust's shares of Common Stock shall have been purchased by the Purchaser; and

  . the Manville Trust having instructed its banking institution that all cash proceeds paid to the Manville Trust as a result of the Merger will be transferred to the designated settlement fund portion of the Manville Trust.

  Amendment to Supplemental Agreement. The Third Amended and Restated Supplemental Agreement replaces the Supplemental Agreement between the Manville Trust and the Company, which was originally dated November 28, 1988, in its entirety. The Amended Supplemental Agreement provides that the Manville Trust will indemnify the Company for all losses incurred by the Company in connection with any claim for death, personal injury or personal damages to the extent caused by exposure to asbestos and certain related matters. In addition, the Company will continue its obligation to indemnify the Manville Trust for all losses incurred by the Manville Trust in connection with any obligations or liabilities of the Company and its subsidiaries not assumed by the Manville Trust under the Trust Agreement. The Amended Supplemental Agreement provides that the Company will have no further contractual obligation to pay any income tax liabilities of the designated settlement fund portion of the Manville Trust, except as provided for in the Tax Matters Agreement.

  Amendment to Trust Agreement. The amendment to the Manville Trust Amended and Restated Trust Agreement will amend the Trust Agreement, dated April 29, 1997, under which the Manville Trust is governed. The amendment to the Trust Agreement modifies some powers of the Manville Trust, and provides that the Manville Trust will be allowed to guarantee debts in the ordinary course of business in respect of the operating agreement of its wholly owned subsidiary established to administer funds designated for the resolution of claims for asbestos-related injuries. The amendment provides that no trust claims will become liabilities of the Company upon termination of the Manville Trust. Future amendments to the Trust Agreement will be permissible without the consent of the Company, except for amendments to the termination or amendment provisions of the trust agreement and amendments that adversely affect the Company.

  Escrow Agreement. The Company and the Manville Trust have agreed in the Tax Matters Agreement to enter into an Escrow Agreement at the time of the closing of the transactions contemplated by the Tax Matters Agreement. The Escrow Agreement requires that the Manville Trust deposit $90,000,000 into an escrow account with an escrow agent for the purposes of paying all federal, state, local or foreign income taxes imposed on the designated settlement fund portion of the Manville Trust. The amount of $90,000,000 may be reduced if the United States Bankruptcy Court issues an order providing that, in connection with the liquidation, bankruptcy, reorganization or winding up of the Manville
Trust:


  . the trustees of the Manville Trust, prior to paying beneficiaries, creditors or possible asbestos-related injury claimants of the Manville Trust, will pay from the funds held in escrow the amount of taxes owed to the Internal Revenue Service and the other applicable taxing authorities; and/or

  . the Company will have priority over beneficiaries, creditors or possible claimants of the Manville Trust with respect to its claims for indemnification for taxes as provided in the Tax Matters Agreement.

  Subject to the terms of the Escrow Agreement, the amount of funds contained in the escrow account will be adjusted from time to time.

  Letter Agreement with the Manville Trust. The Letter Agreement provides that the Company will not, prior to the purchase of Shares pursuant to the Offer, and without prior written consent of the Manville Trust:

  . amend the Merger Agreement or extend the time for the performance of the terms of the Merger Agreement or waive any conditions to the Merger Agreement; or

  .  consent to the waiver of any of the conditions to the Offer.

  In addition, the Company waives any rights of first refusal that it may be entitled to under the Supplemental Agreement between the Company and the Manville Trust in connection with the transactions contemplated by the Merger Agreement and the Stockholder Agreement.

  The Letter Agreement provides that if the Merger Agreement is terminated because the Stockholder Agreement has been terminated because the Manville Trust has entered into a superior stockholder proposal, then the Manville Trust will reimburse to the Company the expenses and termination fee that the Company must pay to Parent and/or Purchaser under the Merger Agreement. However, the Company will reimburse the Manville Trust if the Company (1) enters into an acquisition proposal within one year after the termination of the Merger Agreement with a per share value to the stockholders greater than the per share value of the consideration in the Merger Agreement or (2) the superior stockholder proposal is made available to all of the Company's stockholders on the same or more favorable terms and more than 90% of the outstanding shares of the Common Stock are actually acquired on such terms.

  The Letter Agreement further provides that if the Merger Agreement is terminated due to failure to receive United States Bankruptcy Court approval and an acquisition proposal (other than the transactions contemplated by the Merger Agreement) is then pending, then the Manville Trust will pay to the Company the expenses that the Company must pay to Parent and Purchaser under the Merger Agreement. However, the Company will repay that amount to the Manville Trust if within one year after the termination of the Merger Agreement (1) an acquisition proposal is available to all the Company stockholders (other than the Manville Trust) on the same or more favorable terms than those available to the Manville Trust, and more than 90% of the outstanding shares of the Company are acquired; (2) the Company enters into an agreement for an acquisition proposal which treats other stockholders at least as favorably as the Trust, or (3) the Company shall have consummated an acquisition proposal. In addition, the Manville Trust will reimburse the Company for any termination fee payable in the foregoing circumstances unless the Trust would be entitled to repayment of the amount of expenses it reimbursed to the Company.

  Share Purchase Agreement. In the Share Purchase Agreement, the Manville Trust and the Company agreed that, on or before December 31, 2000, the Manville Trust would sell 10,500,000 shares of Common Stock to the Company for a price of $13.00 per share. If the Merger Agreement is subsequently terminated, the Company has agreed to offer to repurchase up to 9.3% of the Company's outstanding shares of Common Stock from stockholders other than the Manville Trust at the same price per share. In addition, if within one year following the termination of the Merger Agreement the Company enters into a transaction, such as a merger, business combination or sale of assets, in which third party would acquire at least 20% of the outstanding shares of the Company at more than $13.00 per share, the Company shall pay the difference to the Manville Trust for each share sold by it under the Share Purchase Agreement.

  On December 28, 2000, the Company completed the purchase of 10,500,000 Shares of Common Stock from the Manville Trust pursuant to the terms of the Share Purchase Agreement.

  12. Purpose of the Offer and the Merger; Plans for the Company After the Offer and the Merger; Stockholder Approval and Appraisal Rights.

  Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the stockholders to Parent and to provide the stockholders with cash in a per Share amount equal to the Offer Price for all of their Shares.

  Plans for the Company. Following the Merger, the Company will be operated as a wholly owned subsidiary of Parent. Except as otherwise provided in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or its subsidiaries, or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or the composition of the Company Board or the Company's management.

  Stockholder Approval and Appraisal Rights. Under the DGCL, the approval of the Company Board and, except as described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The members of the Company Board present (and constituting a quorum) at a meeting called for the purpose of considering the offer and the Merger have unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated as a short-form merger pursuant to the Short-Form Merger provisions of the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Bankruptcy Order Condition is satisfied and the Manville Trust tenders or sells its Shares to Purchaser, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required.

  Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, such number of Shares which, when added to the Shares owned of record by Purchaser on such date, constitutes at least 90% of the then-outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, and effect the Merger pursuant to the short-form merger provisions of the DGCL, without a vote of the Stockholders. Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition. If Purchaser does not acquire such number of Shares which, when added to the Shares owned of record by Purchaser on such date, constitutes at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Stockholders is required under the DGCL, a significantly longer period of time will be required to effect the Merger.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, the Company's stockholders will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting Stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value as so determined could be more or less than the Merger Consideration.

  If a stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the Shares of that stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his or her demand for appraisal by delivering to Purchaser a written withdrawal of such demand for appraisal and acceptance of the Merger.

  Failure to precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights.

  Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Parent does not believe that Rule 13e-3 will be applicable to the Merger. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to Stockholders therein, be filed with the SEC and disclosed to Stockholders prior to consummation of the Merger.

  13. Dividends and Distributions. The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the effective time of the Merger, without the prior written consent of Parent, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for a regular cash dividend on the Shares declared and paid quarterly in an amount not to exceed $0.06 per Share.

  All stockholders of record on December 26, 2000, who are entitled to receive the fourth quarter cash dividend of $0.06 per share declared by the Company on December 8, 2000, and payable on January 12, 2001, will receive such dividend regardless of whether they tender their shares in the offer.

  14. Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (ii) the Merger Agreement shall have been terminated in accordance with its terms, or (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date of the Offer, any of the following conditions shall exist and be continuing and shall not have resulted from the breach by Parent or Purchaser under the Merger Agreement:

    (a) the representations and warranties of the Company set forth in the Merger Agreement (i) to the extent qualified by Material Adverse Effect (as defined in the Merger Agreement) shall not be true and correct, and (ii) to the extent not qualified by Material Adverse Effect shall not be true and correct, except that this clause (ii) shall be deemed satisfied (and not to constitute an unsatisfied condition to Purchaser's obligation to accept for payment and pay for Shares in the Offer) so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a Material Adverse Effect as of the date of the Merger Agreement and as of the Expiration Date of the Offer as though made on and as of the Expiration Date (except to the extent such representations and warranties are made as of a specific date);

    (b) the Company shall not have performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date of the Offer;

    (c) other than the filing of a certificate of merger in accordance with the DGCL, any authorization, consent or approval of any Governmental Entities (as defined in the Merger Agreement) required to be obtained prior to consummation of the Merger shall not have been obtained, except for such authorization, consents and approvals the failure of which to be obtained would not have a Material Adverse Effect;

    (d) the United States Bankruptcy Court for the Southern District of New York shall have failed to have issued an order upon application of the trustees of the Manville Trust (i) approving the Manville Trust's execution, delivery, and performance of the Stockholder Agreement and the transactions contemplated thereby; (ii) approving the Trust's execution, delivery and performance of the Escrow Agreement (provided that the Bankruptcy Court approval shall not be deemed to not have been obtained if the provisions therein regarding the separate order referred to in the Escrow Agreement shall not have been obtained), the Tax Matters Agreement and the transactions contemplated thereby and the execution, delivery, and performance of the Amended Supplemental Agreement and the Trust Amendment (and the Escrow Agreement, the Amended Supplemental Agreement, the Trust Amendment, the Tax Matters Agreement, and the Stockholder Agreement are, collectively, the "Trust Merger Agreements"); (iii) discharging fully the trustees of the Manville Trust from any and all liabilities relating to or arising from the execution, delivery, and performance of their obligations under the Trust Merger Agreements and discharging fully the trustees of the Manville Trust from any and all liabilities relating to or arising from the consummation of the transactions contemplated by the Trust Merger Agreements (other than the trustees' obligations to the other parties under the Trust Merger Agreements); and (iv) approving the transfer of all assets of the grantor trust portion of the Manville Trust that would constitute Qualified Payments (as defined in Section 468B(d) of the Code), including the cash payment to the Manville Trust in the Offer, to the "Designated Settlement Fund" (as defined in the Merger Agreement) immediately following the receipt of such amount (and from time to time thereafter as Qualified Payments are received as provided in Section 2.6 of the Tax Matters Agreement) pursuant to the Reorganization Plan (as defined in the Merger Agreement), all in a form reasonably acceptable to the Manville Trust, which order shall be in full force and effect but which may be subject to appeal or discretionary review by another court;

    (e) there shall be any statute, rule, regulation, judgment, order or injunction (an "Order") promulgated, entered, enforced, enacted, issued, or applicable to the Offer or the Merger which does, or any pending action or proceeding instituted by any Applicable Governmental Entity (as defined in the Merger Agreement) which seeks to (i) prohibit or impose any material limitations on, Parent's, Purchaser's or the Company's ownership or operation of all or a material portion of the Company's and its Subsidiaries' businesses and assets taken as a whole, (ii) prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger by Parent or Purchaser,
  (iii) impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares purchased by them, including the right to vote such Shares on all matters properly presented to the Company's stockholders, provided in each case that Parent and Purchaser shall have used commercially reasonable best efforts to cause any such Order to be vacated or lifted or such action or proceeding to be dismissed, as the case may be; or

    (f) the Tax Matters Agreement shall not be in full force and effect, or any of the conditions stated therein to the obligations of the parties thereto to consummate the transactions contemplated thereby, other than the condition that all of the Shares held by the Manville Trust have been accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement, is not satisfied or waived;

which in the reasonable judgment of Parent or Purchaser makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Shares tendered in the Offer.

  Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and, except as provided in the Merger Agreement, may be asserted or waived by either of them in its sole discretion; provided, however that the Bankruptcy Order Condition (clause (d)) and the Tax Matters Agreement Condition (clause (f)) may only be waived with the consent of the Company.

  15. Certain Legal Matters and Regulatory Approvals.

  General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of
(i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as set forth herein, any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes."

  The Company, Purchaser, and Parent, however, are aware of the need for the receipt of the order of the United States Bankruptcy Court for the Southern District of New York in order to satisfy the Bankruptcy Order Condition, as discussed in Section 14 "Conditions to the Offer." The Manville Trust has agreed it will use its commercially reasonable efforts to take all action and to do all things reasonably necessary to obtain the approval of the United States Bankruptcy Court, and oppose any attempt of which it has knowledge to have the approval of the United States Bankruptcy Court vacated, reversed or amend so as to materially limit the court approval.

  State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement because the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

  Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

  U.S. Antitrust Compliance. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Parent expects to file its Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC on or about January 2, 2001. The waiting period under the HSR Act with respect to the Offer will expire at 12:00 midnight, New York City time, on the fifteenth day after the date Parent's form is filed, unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 12:00 midnight, New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period can be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer and the Merger. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

  Canadian Antitrust Compliance. Under the Competition Act (Canada), R.S. 1985, c.C-34, as amended (the "Canadian Competition Act"), parties to a merger are required to pre-notify the Commissioner of Competition (the "Commissioner"), who is responsible for the administration and enforcement of the Canadian Competition Act, and provide detailed information with respect to the proposed merger, where two thresholds related to the size of the parties to the transaction and to the size of the transaction are met or exceeded.

  Parent, Purchaser and the Company have determined that the two thresholds set forth in the Canadian Competition Act have been met, and thus pre-notification is required to the Commissioner. Accordingly, two Short Form Information forms for Notifiable Transactions will be filed by Purchaser/Parent and the Company with the Commissioner on or about January 8, 2001, or as soon thereafter as practicable. As provided for under the Canadian Competition Act, where a Short Form is used, the parties to a merger may not complete the transaction before the expiration of a waiting period of 14 calendar days following the filing of the required information with the Commissioner. During such waiting period, the Commissioner may request that the parties provide additional information and/or complete a Long Form Information form. Where a Long Form is requested, the waiting period of 42 calendar days does not begin until the Long Form is filed with the Commissioner. Parent, Purchaser and the Company intend to complete the transaction only upon the expiration of the relevant waiting period or after they have received a "no action" letter from the Commissioner indicating that he will not make an application to the Competition Tribunal in respect of the transaction. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the Canadian Competition Act with respect to the Offer have been satisfied. See
Section 14 "Conditions to the Offer." The Commissioner has the authority to challenge a merger regardless of its size and regardless of whether the parties are required to pre-notify the Commissioner of the transaction. Such challenges must be made on the basis that the transaction is likely to result in a "substantial lessening or prevention of competition" in a market.

  European Union Antitrust Compliance. Under the Council Regulation (EEC) No 4064/89 of 21 December 1989 on the control of concentrations between undertakings, as amended ("EC Merger Regulation"), parties to a concentration are required to pre-notify the Directorate-General for Competition of the European Commission ("the Commission"), who is responsible for the administration and enforcement inter alia of the EC Merger Regulation, and provide detailed information with respect to the proposed concentration, where one of two alternative turnover thresholds is met or exceeded.

  Parent, Purchaser and the Company have determined that the turnover threshold set forth in Article 1(2) of the EC Merger Regulation is met, and thus pre-notification is required to the Commission. Purchaser, Parent and the Company are currently beginning the pre-notification process with the Commission. Article 7 of the EC Merger Regulation provides that the parties to a merger may not complete the transaction before the adoption of a decision declaring the transaction compatible under Article 6(1)(b) or Article 8(2) of the EC Merger Regulation, or after the expiry of one month pursuant to the presumption of Article 10(6) of the EC Merger Regulation if no decision is adopted by the Commission. Article 7 of the EC Merger Regulation also provides that this automatic suspension of the transaction shall not prevent the implementation of a public bid which has been notified to the Commission, provided that the acquiror does not exercise the voting rights attached to the securities in question and the acquiror does not exercise any control over the target, until a clearance decision (or express derogation) is received from the Commission.

  Other Antitrust Compliance. The Company conducts operations in a large number of other jurisdictions throughout the world, where other antitrust filings or approvals may be required in connection with the completion of the Offer and the Merger. Parent, Purchaser and the Company currently intend to make filings or seek approvals in certain other jurisdictions; however, Parent and the Company do not expect such filings or approvals to materially delay the consummation of the transactions contemplated by the Merger Agreement.

  16. Fees and Expenses.

  Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting the tender of Shares pursuant to the Offer.

  Information Agent. Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, email, and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

  Depositary. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  17. Miscellaneous.

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO, including exhibits and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 with respect to the Company (except that they will not be available at the regional offices of the SEC).

                                          J ACQUISITION CORPORATION

December 29, 2000

                                                                     SCHEDULE I

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                             PURCHASER AND PARENT

  The following description sets forth (i) the name and title of each executive officer and director of each of Purchaser and Parent, and (ii) each such individual's business address, present principal occupation and material positions and occupations within the past five years. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 1440 Kiewit Plaza, Omaha, Nebraska 68131.

A. Directors and Executive Officers of Purchaser

  The sole director of Purchaser is Marc D. Hamburg, and the executive officers of Purchaser are Marc D. Hamburg, President, and Warren E. Buffett, Vice President, Secretary and Treasurer.

B. Directors and Executive Officers of Parent

  The Directors of Berkshire Hathaway Inc. are Warren E. Buffett, Charles T. Munger, Susan T. Buffett, Howard G. Buffett, Malcolm G. Chace, Ronald L. Olson, and Walter Scott, Jr. The executive officers of Berkshire Hathaway Inc. are Warren E. Buffett, Chairman and Chief Executive Officer, Charles T. Munger, Vice Chairman, and Marc D. Hamburg, Vice President and Treasurer.

                           Present Principal Occupation or Employment, Material
                                              Positions Held
           Name                During Past Five Years, and Business Address
           ----            ----------------------------------------------------
 Warren E. Buffett....... Mr. Buffett has been Chairman and Chief Executive
                          Officer of Berkshire since 1970. He is also a
                          director of The Coca-Cola Company, The Gillette
                          Company and The Washington Post Company.

 Charles T. Munger....... Mr. Munger has been a director and Vice Chairman of
                          Berkshire's Board of Directors since 1978. He is
                          Chairman of the Board of Directors and Chief
                          Executive Officer of Wesco Financial Corporation,
                          Chairman of the Board of Directors of Daily Journal
                          Corporation and a director of Costco Wholesale
                          Corporation. His business address is 355 S. Grand
                          Avenue, 34th Floor, Los Angeles, California 90071.

 Howard G. Buffett....... Mr. Buffett is Chairman of the Board of Directors of
                          The GSI Group, a company primarily engaged in the
                          manufacture of agricultural equipment. He is also a
                          director of Coca-Cola Enterprises, Inc., Lindsay
                          Manufacturing Co. and Mond Industries Inc. His
                          business address is 1004 East Illinois Street,
                          Assumption, Illinois 62510.

 Susan T. Buffett........ Mrs. Buffett has been a director of Berkshire since
                          1991. Mrs. Buffett has not been employed in the past
                          five years.

 Malcolm G. Chace........ In 1996, Mr. Chace was named Chairman of the Board of
                          Directors of BankRI, a community bank located in the
                          state of Rhode Island. Prior to 1996, Mr. Chace had
                          been a private investor. Mr. Chace's business address
                          is One Providence Washington Plaza, Providence, Rhode
                          Island 02903.

 Marc D. Hamburg......... Mr. Hamburg has been the Vice President and Treasurer of Berkshire for more than the past five years.

 Ronald L. Olson......... Mr. Olson has, for more than the past five years, been a partner in the law firm of Munger, Tolles &
                          Olson LLP. He is also a director of Edison
                          International, Western Asset Trust, Inc. and Pacific
                          American Income Shares Inc. His business address is
                          355 S. Grand Avenue, 35th Floor, Los Angeles,
                          California 90071.

 Walter Scott, Jr. ...... Mr. Scott has been Chairman of the Board of Level 3
                          Communications, Inc., a communications and
                          information services company, since 1979. Level 3
                          Communications was formerly known as Peter Kiewit
                          Sons', Inc., for which, until the spin-off of its
                          construction operations in March 1998, Mr. Scott also
                          served as Chief Executive Officer. Mr. Scott is also
                          a director of Burlington Resources, Inc., ConAgra,
                          Inc., Valmont Industries, Inc., Commonwealth
                          Telephone Enterprises, Inc. and RCN Corporation.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                         EquiServe Trust Company, N.A.

            By Hand:                    By First-Class Mail:          By Overnight Courier:
      Securities Transfer &        EquiServe Trust Company, N.A.  EquiServe Trust Company, N.A.
    Reporting Services, Inc.          Attn: Corporate Actions        Attn: Corporate Actions
c/o EquiServe Trust Company, N.A.         P.O. Box 842010              40 Campanelli Drive
  100 William Street, Galleria         Boston, MA 02284-2010           Braintree, MA 02184
       New York, NY 10038

                           By Facsimile Transmission:
                          (Eligible Institutions Only)
                        (781) 575-4826 or (781) 575-4827

                            Confirm by Telephone to:
                                 (781) 575-4816

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]
                                17 State Street
                                   10th floor
                               New York, NY 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064